Exhibit 99.1


             ZOLL Medical Corporation Announces 2-For-1 Stock Split



    CHELMSFORD, Mass.--(BUSINESS WIRE)--Jan. 25, 2007--ZOLL Medical Corporation (NASDAQ: ZOLL), a manufacturer of resuscitation devices and related software solutions, today announced that its Board of Directors had approved a 2-for-1 stock split. The stock split, which is scheduled to become effective on February 12, 2007, will be accomplished through an amendment to ZOLL's Restated Articles of Organization that changes each issued and authorized share of Common Stock, par value $0.02 per share, into two shares of Common Stock, par value $0.01 per share.

    About ZOLL Medical Corporation

    ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation (with ZOLL's See-Thru CPR(TM) and Real CPR Help(TM) technologies), ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

    ZOLL markets and sells its products in more than 140 countries. The Company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

    (C)2007 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. See-Thru CPR and Real CPR Help are trademarks of ZOLL Medical Corporation. ZOLL is a registered trademark of ZOLL Medical Corporation. All trademarks are property of their respective owners.



    CONTACT: INVESTOR CONTACT:
             ZOLL Medical Corporation
             A. Ernest Whiton, +1-978-421-9655
             Chief Financial Officer
             or
             MEDIA CONTACT:
             ZOLL Medical Corporation
             Robert Minicucci, +1-978-421-9832
             Corporate Communications Manager
             rminicucci@zoll.com